Exhibit 10.9
INCENTIVE STOCK OPTION AGREEMENT
The Shaw Group Inc.
2008 Omnibus Incentive Plan
     This Incentive Stock Option Agreement (“Agreement”) dated as of Grant Date (the date on which the option evidenced hereby was granted) is entered into between The Shaw Group Inc. (the “Company”) and Award Recipient (the “Optionee”), pursuant to the The Shaw Group Inc. 2008 Omnibus Incentive Plan (the “Plan”).
     THE PARTIES HERETO AGREE AS FOLLOWS:
     1. Grant of Option. In consideration of the services performed and to be performed by the Optionee, the Company hereby grants to the Optionee an option (the “Option”) under the Plan to purchase a total of # Options of the Company’s no par value common stock (the “Common Stock”), upon the following terms and conditions:
          (a) The Option is granted under and pursuant to the Plan, a copy of which is attached hereto as Exhibit A and incorporated herein by reference, and the Option is subject to all of the provisions thereof. In case of conflict between one or more provisions of this Agreement and one ore more provisions of the Plan, the provision(s) of the Plan shall govern. Capitalized terms used herein without definition shall have the same meanings given such terms in the Plan. The Optionee represents and warrants that he or she has read the Plan and is fully familiar with all the terms and conditions of the Plan and agrees to be bound thereby.
          (b) The Option is an incentive stock option or ISO (as defined in the Plan) that is intended to be governed by Section 422 of the Internal Revenue Code, as amended (the “Code”).
          (c) The Exercise Price of the Option is $price per share (the fair market value per share on the date of grant of the Option).
     2. Exercise of Option.
          (a) Subject to earlier expiration of the Option as set forth below and in the Plan, the Option shall be exercisable for more than a percentage of the aggregate number of shares subject to the Option in accordance with the following schedule:

Percentage of Shares that may be
Vesting Dates	Purchased
1st Vesting Date	25%
2nd Vesting Date	50%
3rd Vesting Date	75%
4th Vesting Date	100%
          (b) Notwithstanding any other provision of this Agreement or the Plan, the Option shall not be exercised prior to the date on which the shareholders of the Company approve the adoption of the Plan. The Option may not be exercised unless, at the date of exercise (i) a registration statement under the Securities Act of 1933, as amended, relating to the Shares covered by the Option shall be in effect, or (ii) an exemption from registration is applicable to the shares in the opinion of counsel for the Company.

     3. Termination of Option. Except as otherwise provided herein, the Option shall terminate:
          (a) upon the expiration of ten (10) years from the date of this Agreement, or if sooner,
          (b) three (3) months after termination of employment of the Optionee, unless employment is terminated (i) as a result of death, disability or retirement, in which case the right of the Optionee or his or her representative to purchase shares of Common Stock hereunder shall expire as of the first anniversary following such termination, or (ii) for “Cause” (as defined in the Plan) in which case the Option shall immediately terminate and no longer be exercisable.
In no case shall the Option continue to vest during the limited period of exercisability following the Optionee’s termination of employment provided for in (b)(i) above. During such period, the Option may only be exercised with respect to the number of shares for which it was exercisable at the time of such termination of employment.
     4. Acceleration in the Event of Death of Optionee. Notwithstanding anything to the contrary in this Agreement or in the Plan, and pursuant to the express authority granted to the Committee under the Plan, the Committee and the Optionee hereby agree that the vesting period for any unexpired Option under this Agreement shall immediately accelerate upon Optionee’s death, and in the event of death, any such Option shall be immediately exercisable in full by Optionee’s appropriate representative(s).
     5. Rights Prior to Exercise of Option. The Optionee shall have no rights as a stockholder with respect to the shares of Common Stock subject to the Option until the exercise of his or her rights hereunder and the issuance and delivery to Optionee of a certificate or certificates evidencing such shares.
     6. Miscellaneous.
          (a) No Representations or Warranties. Neither the Company nor the Committee nor any of their representatives or agents has made any representations or warranties to the Optionee with respect to the income tax or other consequences of the transactions contemplated by this Agreement, and the Optionee is in no manner relying on the Company, the Committee or any of their representatives or agents for an assessment of such tax or other consequences.
          (b) Employment. Nothing in this Agreement nor in the Plan nor in the granting of the Option shall confer on the Optionee any right to or guarantee of continued employment with the Company or any of its Affiliates or in any way limit the right of the Company or any of its Affiliates to terminate the employment of the Optionee at any time.
          (c) Investment. The Optionee hereby agrees and represents that the Option and any purchase of the shares of Common Stock under the Option is for the Optionee’s own account for investment purposes only and not with a view of resale or distribution unless such shares acquired pursuant to the Option are registered under the Securities Act of 1933, as amended.
          (d) Stock Issuance. The exercise by the Optionee of the Option granted herein will not become final nor will shares of Common Stock be issued pursuant thereto unless such exercise fully complies with the requirements of the Plan and all applicable federal, state and local laws.

          (e) Necessary Acts. The Optionee and the Company hereby agree to perform any further acts and to execute and deliver any documents, which may be reasonably necessary to carry out the provisions of this Agreement.
          (f) No Transfer. The Option may not be assigned, encumbered or transferred, except by will or the laws of descent and distribution in the event of death of the Optionee or pursuant to a qualified domestic relations order pursuant to the Code or the Employee Retirement Security Act of 1974, as amended.
          (g) Severability. The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially enforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.
          (h) Waiver. The waiver by the Company of a breach of any provision of this Agreement by the Optionee shall not operate or be construed as a waiver of any subsequent breach by the Optionee.
          (i) Binding Effect; Applicable Law. This Agreement shall bind and inure to the benefit of the Company and its successors and assigns, and the Optionee and any heir, legatee, legal representative or assignee as specified in Section 6(f) above of the Optionee. This Agreement shall be interpreted under and governed by and constructed in accordance with the laws of the State of Louisiana.
          (j) Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding.
IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement effective as of the date first above written.

COMPANY: THE SHAW GROUP INC.
/s/ Clifton S. Rankin
By: Clifton S. Rankin
Title:	Secretary and General Counsel

OPTIONEE:

Grant Recipient